AMENDMENT TO
CINCINNATI BELL MANAGEMENT PENSION PLAN

The Cincinnati Bell Management Pension Plan, as amended and restated effective as of January 1, 2016, (the “Plan”) is hereby amended by adding an Appendix 1 to the Plan effective as of September 16, 2016 in order to (a) capture certain historical provisions of the Plan that apply to deferred vested Participants who last ceased active participation in the Plan prior to December 31, 1993 and, therefore, have no Cash Balance Account under the Plan and (b) provide for a temporary distribution window for such Participants.

The following Appendix 1 is added to the end of the Plan:
APPENDIX 1
This Appendix 1 applies to deferred vested Plan Participants who last ceased active participation in the Plan prior to December 31, 1993 and, therefore, have no Cash Balance Account under the Plan (referred to herein as “Pre-Cash Balance Participants”).

1.1
Deferred Vested Pension. A Pre-Cash Balance Participant shall be entitled to a deferred vested pension commencing as of the first day of the first month following attainment of Normal Retirement Age (age 65). The Single Life Annuity monthly amount of such benefit shall be determined under the terms of the Plan in effect when the Pre-Cash Balance Participant ceased to be an employee.

1.2
Early Commencement. A Pre-Cash Balance Participant who has not attained Normal Retirement Age and whose Term of Employment was twenty or more years may elect to have his deferred vested pension paid as of the first day of any month following attainment of age 55 (or, if the Term of Employment was twenty-five years or more, attainment of age 50). In the event of such election, the Single Life Annuity monthly amount otherwise payable under Section 1.1 above shall be reduced by multiplying such amount by the early commencement reduction factor identified in Table 2 to the Plan as applicable to a payment age that is the Pre-Cash Balance Participant’s attained age (in whole years and months) as of such commencement date.

1.3
Normal Form of Payment. If a Pre-Cash Balance Participant is not married as of the date a pension benefit under the Plan commences to be paid to him, such pension benefit shall be in the form of a Single Life Annuity with the monthly amount of the benefit determined in accordance with Section 1.1 or 1.2 above, as applicable. If a Pre-Cash Balance Participant is married as of the date a pension benefit under the Plan commences to be paid to him, such pension benefit shall be paid in the form of a Qualified Joint and Survivor Annuity with the survivor annuity options and monthly amount of the benefit determined in accordance with Subsection 7.2.2 of the Plan.

1.4
Optional Form of Payment for Married Participant. Subject to the election and spousal consent provisions of Section 7.4 of the Plan, a Pre-Cash Balance Participant who is married as of the date a pension benefit under the Plan commences to be paid to him, may elect a Single Life Annuity (with the monthly amount of the benefit determined in accordance with Section 1.1 or 1.2 above, as applicable) in lieu of a Qualified Joint and Survivor Annuity.

1.5
Benefit Election and Direct Rollover Distribution Provisions. The provisions of (a) Subsections 7.1.2 and 7.1.3 of the Plan, (b) Section 7.4 of the Plan and (c) to the extent applicable, Sections 7.5 and 11.8 of the Plan shall apply to a Pre-Cash Balance Participant’s benefit election and payment.

1.6
Preretirement Survivor Annuity. If a married Pre-Cash Balance Participant who had an Hour of Service on or after August 23, 1984 dies prior to his benefit commencement date, his surviving spouse shall receive the survivor annuity that would have been payable to the surviving spouse if the Pre-Cash Balance Participant had survived to the earliest date on which the Pre-Cash Balance Participant’s deferred vested pension could have commenced under Sections 1.1 or 1.2 above and if the Pre-Cash Balance Participant had elected a 50% Qualified Joint and Survivor Annuity commencing as of such date. Alternatively, the surviving spouse can elect to receive a survivor annuity that commences as of a later date that is on or prior to the first day of the first month following the date on which the Pre-Cash Balance Participant would have reached his Normal Retirement Age, with the amount of the benefit equal to the survivor annuity that would have been payable to the surviving spouse if the Pre-Cash Balance Participant’s deferred vested pension commenced as of such later date and the Pre-Cash Balance Participant had elected a 50% Qualified Joint and Survivor Annuity commencing as of such later date. No other death benefit shall be made with respect to the deferred vested pension of a Pre-Cash Balance Participant who dies prior to his benefit commencement date.

1.7
Temporary Distribution Window. Notwithstanding the foregoing, a surviving spouse of a Pre-Cash Balance Participant (for purposes of this Appendix 1, a “Surviving Spouse”) or a Pre-Cash Balance Participant who has not commenced payment of his benefit under the Plan as of September 1, 2016 and who meets the eligibility criteria set forth in Subsection 1.7.1 below and the election criteria set forth in Subsection 1.7.2 below, may make a one-time election to receive a “Temporary Distribution Window Benefit,” as defined in Subsection 1.7.3 below, in lieu of the pension or survivor benefit that is otherwise payable under the Plan.

1.7.1	The provisions of this Section 1.7 shall apply to Pre-Cash Balance Participants and Surviving Spouses who meet the following eligibility requirements:

(a)	the Pre-Cash Balance Participant will reach (or would have reached if he had survived) his Normal Retirement Age on or after December 1, 2016;

(b)	there is no qualified domestic relations order applicable to the Pre-Cash Balance Participant’s benefit; and

(c)
the Plan has a valid address on file for the Pre-Cash Balance Participant or Surviving Spouse as of September 16, 2016 (or the Surviving Spouse or Pre-Cash Balance Participant otherwise actually makes a written election in the manner and as of the deadline specified in Subsection 1.7.2 below).

No alternate payee under a qualified domestic relations order is eligible for a Temporary Distribution Window Benefit.

1.7.2
Elections shall be voluntary and made from September 16, 2016 through October 31, 2016 in writing on forms specified by the Committee that are fully and properly completed and postmarked (or hand delivered to a designated Plan representative) no later than October 31, 2016, and subject to the spousal consent requirements of Section 7.4 of the Plan.

1.7.3	A “Temporary Distribution Window Benefit” means:

(a)	With respect to a Pre-Cash Balance Participant, one of the following forms of payment:

(i)
a single sum payment payable in December 2016 equal to the actuarial equivalent (calculated using the applicable interest rate and applicable mortality assumption provided under Subsection 11.5.4 of the Plan) of the Single Life Annuity payable under Section 1.1 above to the Pre-Cash Balance Participant commencing as of the first day of the first month following attainment of Normal Retirement Age; or

(ii)
a monthly annuity commencing as of December 1, 2016 that is equal to the monthly annuity that is payable to the Pre-Cash Balance Participant under Section 1.3 or 1.4 or above as of December 1, 2016, or in the case of a Pre-Cash Balance Participant who is not eligible for early commencement under Section 1.2 above as of December 1, 2016, would be payable to the Pre-Cash Balance Participant under 1.3 or 1.4 above as of December 1, 2016 if such Pre-Cash Balance Participant were eligible for early commencement under Section 1.2 above as of December 31, 2016.

(b)	With respect to a Surviving Spouse, one of the following forms of payment:

(i)
a single sum payment payable in December 2016 equal to the actuarial equivalent (calculated using the applicable interest rate and applicable mortality assumption provided under Subsection 11.5.4 of the Plan) of the survivor annuity under Section 1.6 above payable to the Surviving Spouse commencing as of the first day of the first month following the date on which the Pre-Cash Balance Participant would have reached his Normal Retirement Age; or

(ii)
a survivor annuity commencing as of December 31, 2016 that is equal to the monthly annuity that is payable to the Surviving Spouse under Section 1.6 above or, in the case of the Surviving Spouse of a Pre-Cash Balance Participant who, had he survived, would not have been eligible for early commencement under Section 1.2 above as of December 1, 2016, the survivor annuity that would have been payable to the Surviving Spouse under Section 1.6 above if the Pre-Cash Balance Participant were eligible for early commencement under Section 1.2 above as of December 31, 2016.

IN ORDER TO EFFECT THE FOREGOING PLAN CHANGE, the Plan’s sponsor, Cincinnati Bell Inc., has caused its name to be subscribed to this Plan amendment.

CINCINNATI BELL INC.
By	/s/ Christopher J. Wilson
Title	VP & General Counsel
Date	December 22, 2016

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